Exhibit 99.1
FOR IMMEDIATE RELEASE
LAMSON & SESSIONS REPORTS RECORD SECOND QUARTER 2006 RESULTS
•	Net Sales Increase 31 Percent in Second Quarter and 34 Percent in First Half of 2006

•	Second Quarter Net Income of 87 Cents Per Diluted Share, up from 35 Cents in Prior-year Quarter

•	Carlon and PVC Pipe Segments Experience Strong Demand

•	Company Raises 2006 Net Income Estimate to $2.50 to $2.60 per Diluted Share
              CLEVELAND, Ohio, July 27, 2006 — Lamson & Sessions (NYSE:LMS) today announced record net sales of $162.3 million for the second quarter of 2006, an increase of 30.9 percent from $124.0 million in the second quarter of 2005.
              Net income was $14.0 million for the second quarter, or 87 cents per diluted share, an increase of 169.2 percent compared with $5.2 million, or 35 cents per diluted share, for the prior-year quarter.
              “We experienced strong demand in the Carlon and PVC Pipe business segments as telecom infrastructure spending was steady and the commercial and industrial construction markets expanded,” said John B. Schulze, Chairman, President and Chief Executive Officer. “Strong markets combined with our ongoing operating improvements are continuing to produce excellent results for our Company.”
              Gross profit for the quarter was $40.1 million, or 24.7 percent of net sales, compared with $23.0 million, or 18.6 percent of net sales, in the second quarter of 2005. The increase reflects the net sales growth in the Company’s Carlon and PVC Pipe business segments, a more favorable product mix and improved utilization of manufacturing facilities.
              Operating income for the second quarter was $23.6 million, or 14.5 percent of net sales, an increase of 120 percent from the $10.7 million, or 8.6 percent of net sales, reported in the second quarter of 2005.
              Operating expenses of $16.5 million, or 10.2 percent of net sales, for the current quarter were 34.2 percent higher than the $12.3 million, or 10.0 percent of net sales, incurred in the prior-year second quarter, due primarily to higher variable selling and marketing expenses. In addition, legal and professional expenses were approximately $1.0 million higher than last year’s quarter because of increased professional fees, due diligence assistance for potential acquisitions and activities related to Sarbanes-Oxley compliance.
              For the first six months of 2006, net sales were $297.7 million, an increase of 33.6 percent from $222.8 million in the first half of 2005. Net income was $23.2 million, or $1.45 per diluted share, for the six-month period, up 213.5 percent from $7.4 million, or 51 cents per diluted share, a year ago. These improved results benefited from increased sales and operating activity in the Carlon and PVC Pipe segments, along with across-the-board price increases that occurred early in 2006, which helped offset higher raw material costs.

              Interest expense of $1.1 million and $2.2 million for the second quarter and first half of 2006, respectively, was approximately half of what was reported in the year-earlier periods. This decline reflects the Company’s lower debt level and improved performance, which has lowered the interest rate spread under the terms of the Company’s Secured Credit Agreement.
Business Segments
              The Carlon business segment continued to experience the effects of expanding commercial, industrial and telecom infrastructure construction markets. Net sales for this segment improved to $77.3 million in the second quarter of 2006, a 31.0 percent increase from $59.0 million in the prior-year quarter. Operating income rose 76.2 percent to $13.8 million, or 17.9 percent of net sales, compared with $7.8 million, or 13.3 percent of net sales, in the second quarter of 2005. Gross profit improved by approximately $7.0 million compared with the prior-year second quarter due to higher sales volume, improved manufacturing utilization, selling price increases that helped offset material cost increases, and a more favorable product mix. For the first half of 2006, net sales increased to $141.4 million, up 33.1 percent from the year-ago period, and operating income rose 87.6 percent to $21.5 million.
              Net sales for the Lamson Home Products business segment increased 2.0 percent to $26.9 million in the second quarter of 2006, compared with $26.4 million in the prior-year quarter. Price increases obtained in the first quarter of 2006 and improved product mix offset an approximate 5 percent decline in unit volume due to reduced demand from the residential construction and do-it-yourself home improvement markets. Operating income was $4.1 million, compared with $4.6 million in the second quarter of 2005. For the year to date, net sales were $53.9 million, a 7.0 percent increase from $50.3 million in the first half of 2005, while operating income was $6.7 million, compared with $8.1 million for the year-ago period, as price increases did not fully offset the raw material cost increases.
              Net sales for the PVC Pipe segment remained very strong in the second quarter as the weather on the West Coast improved and the commercial and industrial construction market demand remained robust. Net sales increased 50.5 percent to $58.1 million, from $38.6 million in the second quarter of 2005. Gross margin was favorably impacted by sales price increases which exceeded the average PVC resin cost increases. Operating income for the segment was $9.6 million, up from essentially break-even in the prior-year quarter. For the first six months of 2006, net sales were $102.5 million, an increase of 54.7 percent from a year ago, while operating income was $18.5 million, compared with break-even a year ago.

Financial Highlights
              Accounts receivable rose to $88.7 million and 48 days sales outstanding at the end of the second quarter reflecting the strength in net sales growth. For the second quarter of 2005, accounts receivable totaled $64.4 million and 46.6 days sales outstanding.
              Inventory increased to $53.6 million at the end of the second quarter as a result of higher raw material costs compared with the $43.2 million at the end of the second quarter of 2005. Inventory turns remained at 8.1 times for both periods.
              The Company’s long-term debt was $50.8 million at July 1, 2006, which is a reduction of approximately $40 million from the $90.6 million reported at July 2, 2005. This improvement is due to the Company’s strong operating cash flow generated over the last year.
Outlook
              The Company has been encouraged by the sales order demand experienced in the first half of 2006 and expects the third quarter to continue to display strong growth compared with the third quarter of 2005. The non-residential construction market has exhibited strength in all geographic regions of the country and this trend is expected to continue in the second half of 2006 as well. Historically, the telecom infrastructure market has shown greater demand activity for the Company’s products in the first half of the year and this pattern is expected to recur in 2006 as well. The residential construction market as measured by new housing starts has moderated to a more sustainable level of approximately 1.8 million units from record levels of more than 2 million units in 2005. In addition, the utility distribution market is displaying renewed strength as a result of the latest transportation spending authorization bill approved by Congress.
              As a result, the Company is anticipating that net sales for the third quarter of 2006 will range from $152 million to $155 million, which represents an increase of 19 to 21 percent over the third quarter of 2005. This level of net sales should result in net income of $11.2 million to $12.1 million, or 70 to 75 cents per diluted share, for the third quarter of 2006 which is more than double the 35 cents per diluted share reported in the third quarter of 2005.
              For the full year 2006, the Company continues to estimate a net sales range of $575 million to $585 million reflecting the improved conditions experienced in key end markets of commercial and telecom infrastructure construction throughout the year. Based on this estimated net sales range and the expectation that margins in the PVC Pipe business segment will continue to moderate slowly, the Company now estimates that net income will reach a record $40 million to $42 million, or $2.50 to $2.60 per diluted share in 2006, up from the Company’s previous estimate of $2.25 to $2.30 per diluted share. The newly estimated net income level is a 46 to 53 percent increase over the $27.4 million, or $1.82 per diluted share, reported for 2005.

Conference Call
              A live Internet broadcast of the Company’s conference call regarding its second quarter 2006 financial performance can be accessed via the investor relations page on the Company’s Web site (www.lamson-sessions.com) at 2:00 p.m. Eastern Time on Thursday, July 27, 2006.
              Lamson & Sessions is a leading producer of thermoplastic enclosures, fittings, wiring outlet boxes and conduit for the electrical, telecommunications, consumer, power and wastewater markets. For additional information, please visit our Web site at: www.lamson-sessions.com.
              This press release contains forward-looking statements that involve risks and uncertainties within the meaning of the Private Securities Litigation Reform Act of 1995. Actual results may differ materially from those expected as a result of a variety of factors, such as: (i) the volatility of resin pricing, (ii) the ability of the Company to pass through raw material cost increases to its customers, (iii) the continued availability of raw materials and consistent electrical power supplies, (iv) maintaining a stable level of housing starts, telecommunications infrastructure spending, consumer confidence and general construction trends and (v) any adverse change in the country’s general economic condition affecting the markets for the Company’s products. Because forward-looking statements are based on a number of beliefs, estimates and assumptions by management that could ultimately prove to be inaccurate, there is no assurance that any forward-looking statement will prove to be accurate.
FOR FURTHER INFORMATION, PLEASE CONTACT:
James J. Abel
Executive Vice President and
Chief Financial Officer
Lamson & Sessions
(216) 766-6557

THE LAMSON & SESSIONS CO.
CONSOLIDATED STATEMENTS OF OPERATIONS (UNAUDITED)
(In thousands, except per share data)

	Second Quarter Ended				First Half Ended
	2006		2005		2006		2005
NET SALES	$162,313	100.0%	$124,010	100.0%	$297,714	100.0%	$222,802	100.0%
COST OF PRODUCTS SOLD	122,241	75.3%	100,995	81.4%	226,659	76.1%	182,810	82.1%

GROSS PROFIT	40,072	24.7%	23,015	18.6%	71,055	23.9%	39,992	17.9%
SELLING AND MARKETING EXPENSES	9,564	6.0%	7,528	6.1%	18,311	6.1%	14,602	6.5%
GENERAL AND ADMINISTRATIVE EXPENSES	6,396	3.9%	4,326	3.5%	12,101	4.1%	8,138	3.7%
RESEARCH AND DEVELOPMENT	562	0.3%	462	0.4%	1,148	0.4%	938	0.4%

OPERATING EXPENSES	16,522	10.2%	12,316	10.0%	31,560	10.6%	23,678	10.6%

OPERATING INCOME	23,550	14.5%	10,699	8.6%	39,495	13.3%	16,314	7.3%
INTEREST	1,131	0.7%	2,211	1.8%	2,248	0.8%	4,213	1.9%

INCOME BEFORE INCOME TAXES	22,419	13.8%	8,488	6.8%	37,247	12.5%	12,101	5.4%
INCOME TAX PROVISION	8,430	5.2%	3,261	2.6%	14,038	4.7%	4,670	2.1%

NET INCOME	$13,989	8.6%	$5,227	4.2%	$23,209	7.8%	$7,431	3.3%

BASIC EARNINGS PER SHARE	$0.90		$0.37		$1.51		$0.53

AVERAGE SHARES OUTSTANDING	15,519		14,146		15,419		14,073

DILUTED EARNINGS PER SHARE	$0.87		$0.35		$1.45		$0.51

DILUTED AVERAGE SHARES OUTSTANDING	16,106		14,757		16,054		14,657

THE LAMSON & SESSIONS CO.
CONSOLIDATED BALANCE SHEETS (UNAUDITED)
(In thousands)

	Quarter Ended	Year Ended	Quarter Ended
	July 1, 2006	December 31, 2005	July 2, 2005
ACCOUNTS RECEIVABLE, NET	$88,712	$68,507	$64,388
INVENTORIES, NET	53,586	43,987	43,206
OTHER CURRENT ASSETS	14,088	16,703	14,627
PROPERTY, PLANT AND EQUIPMENT, NET	51,767	48,833	47,551
GOODWILL	21,441	21,441	21,480
PENSION ASSETS	34,921	34,369	30,873
OTHER ASSETS	6,348	6,167	17,053

TOTAL ASSETS	$270,863	$240,007	$239,178

ACCOUNTS PAYABLE	$36,359	$30,943	$28,766
OTHER CURRENT LIABILITIES	39,694	41,035	34,770
LONG-TERM DEBT	50,816	55,026	90,562
OTHER LONG-TERM LIABILITIES	22,293	22,704	29,762
SHAREHOLDERS’ EQUITY	121,701	90,299	55,318

TOTAL LIABILITIES & SHAREHOLDERS’ EQUITY	$270,863	$240,007	$239,178

THE LAMSON & SESSIONS CO.
CONSOLIDATED STATEMENTS OF CASH FLOW (UNAUDITED)
(In thousands)

	First Half Ended
	2006	2005
OPERATING ACTIVITIES
NET INCOME	$23,209	$7,431
ADJUSTMENTS TO RECONCILE NET INCOME TO CASH PROVIDED (USED) BY OPERATING ACTIVITIES
DEPRECIATION	4,385	4,485
AMORTIZATION	106	806
STOCK-BASED COMPENSATION	1,816	—
DEFERRED INCOME TAXES	5,103	2,298
CHANGES IN OPERATING ASSETS AND LIABILITIES
ACCOUNTS RECEIVABLE	(20,205)	(15,997)
INVENTORIES	(9,599)	(6,346)
PREPAID EXPENSES AND OTHER	(446)	94
ACCOUNTS PAYABLE	5,416	4,553
ACCRUED EXPENSES AND OTHER CURRENT LIABILITIES	(3,179)	(2,222)
TAX BENEFIT FROM EXERCISE OF STOCK OPTIONS	—	525
PENSION PLAN CONTRIBUTIONS	(650)	(697)
OTHER LONG-TERM ITEMS	(206)	(501)

CASH PROVIDED (USED) BY OPERATING ACTIVITIES	5,750	(5,571)

INVESTING ACTIVITIES
NET ADDITIONS TO PROPERTY, PLANT, AND EQUIPMENT	(7,319)	(4,075)
ACQUISITIONS AND RELATED ITEMS	—	(124)

CASH USED IN INVESTING ACTIVITIES	(7,319)	(4,199)

FINANCING ACTIVITIES
NET (PAYMENTS) BORROWINGS UNDER SECURED CREDIT AGREEMENT	(4,000)	8,900
PAYMENTS ON OTHER LONG-TERM BORROWINGS	(210)	(214)
PURCHASE AND RETIREMENT OF TREASURY STOCK	(421)	—
EXERCISE OF STOCK OPTIONS	2,376	1,823
TAX BENEFIT FROM EXERCISE OF STOCK OPTIONS	4,276	—

CASH PROVIDED BY FINANCING ACTIVITIES	2,021	10,509

INCREASE IN CASH AND CASH EQUIVALENTS	452	739

CASH AND CASH EQUIVALENTS AT BEGINNING OF YEAR	1,210	683

CASH AND CASH EQUIVALENTS AT END OF PERIOD	$1,662	$1,422

THE LAMSON & SESSIONS CO.
BUSINESS SEGMENTS
(In thousands)

	Second Quarter Ended		First Half Ended
	2006	2005	2006	2005
NET SALES
CARLON	$77,295	$59,004	$141,351	$106,207
LAMSON HOME PRODUCTS	26,893	26,375	53,872	50,346
PVC PIPE	58,125	38,631	102,491	66,249

	$162,313	$124,010	$297,714	$222,802

OPERATING INCOME (LOSS)
CARLON	$13,793	$7,829	$21,483	$11,453
LAMSON HOME PRODUCTS	4,100	4,570	6,668	8,113
PVC PIPE	9,564	349	18,516	362
CORPORATE OFFICE	(3,907)	(2,049)	(7,172)	(3,614)

	$23,550	$10,699	$39,495	$16,314

DEPRECIATION AND AMORTIZATION
CARLON	$852	$1,229	$1,699	$2,498
LAMSON HOME PRODUCTS	430	454	858	916
PVC PIPE	964	935	1,934	1,877

	$2,246	$2,618	$4,491	$5,291

TOTAL ASSETS BY BUSINESS SEGMENT AT JULY 1, 2006, DECEMBER 31, 2005, AND JULY 2, 2005

	July 1, 2006	December 31, 2005	July 2, 2005
IDENTIFIABLE ASSETS
CARLON	$100,094	$86,858	$86,499
LAMSON HOME PRODUCTS	47,774	38,286	36,405
PVC PIPE	67,893	57,985	54,535
CORPORATE OFFICE (INCLUDES CASH, DEFERRED TAX, AND PENSION ASSETS)	55,102	56,878	61,739

	$270,863	$240,007	$239,178